Exhibit 10.??

CONFIDENTIAL TREATMENT REQUESTED - EDITED COPY

[ * ] This information has been omitted based on a request for confidential treatment. The non-public information has been filed separately with the SEC.

Co-Promotion Agreement

This Co-Promotion Agreement is entered as of May 7, 1999 (the "Effective Date") by and between Abbott Laboratories Inc. ("Abbott"), an Illinois corporation, with a place of business at 100 Abbott Park Road, Abbott Park, Illinois 60064-6400, and SangStat Medical Corporation ("SangStat") a Delaware corporation, with a place of business at 1505 Adams Drive, Menlo Park, California 94025.

Whereas, Abbott and SangStat are each developing a generic capsule formulation of cyclosporine which capsule is intended to be AB-rated equivalent to Neoral (as defined below);

Whereas, SangStat is currently marketing an oral solution cyclosporine product known as SangCya (Cyclosporine Oral Solution, USP [Modified]) that is AB-rated equivalent to Neoral;

Whereas, by combining SangStat's strengths in the transplant market, its portfolio of transplant-related products already on the market, and its technology in the field of at-home testing devices with Abbott's strengths in managed care and its technology in the field of assay development; Abbott and SangStat will create a stronger competitor to Novartis (as defined below), the market leader, than would otherwise prevail in the absence of this Agreement thereby enhancing competition;

Whereas, Abbott wishes SangStat to co-promote and sell Abbott's generic capsule formulation of cyclosporine under the terms and conditions set forth herein; and

Whereas, SangStat wishes Abbott to co-promote SangStat's generic capsule formulation of cyclosporine, along with SangCya and CycloTech (as defined below), under the terms and conditions set forth herein.

Now, therefore, in consideration of the foregoing, of the mutual covenants and undertakings contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

    Definitions
      "Abbott Detailing Commitment" has the meaning set forth in Section 3.2.3.
      "Acquiror" has the meaning set forth in Section 14.4.
      "Adverse Ruling" has the meaning set forth in Section 14.2.2.
      "Affiliate" means an entity controlling, controlled by, or under common control with a party to this Agreement. For purposes of this definition, "control" or any correlative form thereof, means the ownership of more than fifty percent of the voting stock of such entity, or if such entity is not a corporation, the ability to control the day-to-day operations and business of such entity.
      "ANDA" means an Abbreviated New Drug Application as such is defined by the FDA.
      "Base Rate" has the meaning set forth in Section 6.4.
      "Capsule Product" means a Party's, or any of its Affiliate's, generic capsule or tablet dosage form for which such Party either intends to seek, is seeking or has received Regulatory Approval and is an AB-rated product equivalent to Neoral or Sandimmune. The current expected Capsule Products are more particularly described in Exhibit A hereto.
      "Commercially Reasonable Efforts" means, with respect to each Party, efforts which are consistent with those utilized by such Party for its own internally-developed or in-licensed pharmaceutical products of similar market potential, at a similar stage of its product life, taking into account the existence of other competitive products in the market place or under development, the proprietary position of the product, the profitability of the product and other relevant factors.
      "Commission" means any commission due Abbott on SangCya, Sang-2000 or CycloTech.
      "Co-Promotion Committee" has the meaning set forth in Section 5.1.2.
      "Co-Promotion Plan" means, for any period, a written plan developed by SangStat and Abbott for such period that has been approved by the Executive Steering Committee and that sets forth the key elements of the sales and marketing strategy for the Products, including, without limitation, plans for promotional materials, clinical trials and studies, trade show participation, and advertising, which may include the elements set forth on Exhibit B.
      "CycloStat System" means the combination of the Abbott TDx assay and SangStat's CycloStat device.
      "CycloTech" means the dispensing device used in conjunction with SangCya, and which received 510(k) approval from the FDA on August 18, 1998, and which is more particularly described in Exhibit A.
      "CycloTech Commission Rate" has the meaning set forth in Section 6.5.3.
      "DDMAC" means the FDA's Division of Drug Marketing, Advertising and Communications.
      "Detailing" means the act of promoting a Product in the Territory through Physician Details and Sales Calls.
      "Detail Year" means, with respect to the Products, the calendar year. The first Detail Year shall commence on the earlier of Abbott's Launch Date for SangCya or ninety (90) days after the Effective Date and end December 31, 1999.
      "Development Committee" has the meaning set forth in Section 5.2.
      "Development Costs" means, with respect to a Product, the costs and expenses incurred by a Party in connection with designing and conducting (including, but not limited to, data monitoring, data collection, data analysis, physicians' and center fees, investigator meetings, external consultants and clinical research organizations) Phase IV clinical trials for such Product which have been approved by the Executive Steering Committee. Development Costs shall include the cost of all Product used in such clinical trials (calculated as the Manufacturing Cost for such Product), and reasonable internal costs directly relating to designing or conducting such clinical trials. The initial budget for Development Costs is set forth in Section 7.2.4. Development Costs do not include any overhead or other costs unless they are attributable to designing or conducting such clinical trials.
      "Development Plan" has the meaning set forth in Section 5.2.
      "Distribution Expenses" for a period includes, with respect to each Product only the following costs (as determined in accordance with U.S. generally accepted accounting principles): warehousing and shipping of finished Product (to the extent not deducted in determining Net Sales); provided that in no event will "Distribution Expenses" for such period or such Product exceed [ * ] of Net Sales therefor. No portion of general or administrative expenses or any other cost shall be included.
      "Distributor" means the Party appointed to sell the Products to third parties as set forth in this Agreement, in particular in Article 2.
      "Executive Steering Committee" has the meaning specified in Section 5.3 below.
      "FDA" means the U.S. Food and Drug Administration and any successor entity thereto.
      "Gengraf" means the Capsule Product that is being developed by Abbott or its Affiliates for which Abbott or its Affiliates is seeking an ANDA approval as an AB-rated product equivalent to Neoral, as is more particularly described in Exhibit A.
      "Initial Sale" has the meaning set forth in Section 6.10.1(a).
      "Launch Date" means with respect to the applicable Product, the date the full scale Physician Detail effort commences.
      "Legal Requirements" means any and all federal, state and local laws, regulations, ordinances, orders and requirements, applicable to the co-promotion, distribution or sale of the Products or other obligations of the Parties hereunder, including, without limitation, the Prescription Drug Marketing Act of 1987, the Federal Food, Drug and Cosmetic Act, and all regulations and other requirements of the FDA. In the event of any conflict between the foregoing sources of authority, U.S. federal law and regulations shall be given priority.
      "Loan" has the meaning set forth in Section 6.2.
      "Managed Care Organization" means health maintenance organizations, hospitals, group purchasing organizations, integrated health systems, physician management groups, pharmacy benefit managers, mail order, retail pharmacy chains, and government entities.
      "Manufacturing Cost" includes, with respect to the Products manufactured by or for a Party, only the following (as determined in accordance with such Party's standard principles for calculating manufacturing cost to the extent that such principles are in accordance with U.S. generally accepted accounting principles): full costs attributable to materials or for the production, processing and packaging of a Product. Full costs include direct labor, supplies, materials, royalties owed to third parties, outside services attributable to the manufacturing of the Products, overhead (including supervision of direct labor), purchasing utilities, equipment and facility-related expenses (including depreciation and amortization), and personnel, supplies and materials expenses of internal services from other departments, in each case, only to the extent that such cost is attributable to the manufacturing of the Products. Full costs do not include (i) general and administrative expenses, or (ii) research and development costs or expenses incurred in connection with the development of such Product, or (iii) Distribution Expenses, or (iv) any profit charged, levied or otherwise imposed among or between different operating units of such Party and its Affiliates. With respect to Gengraf, the maximum Manufacturing Cost for finished Gengraf (including the packaging costs for the double-foiled capsules) during the term of this Agreement is as follows: (i) [ * ] per kilogram during the first year after the Launch Date, (ii) [ * ] per kilogram during the second and third year after the Launch Date, and (iii) [ * ] per kilogram thereafter. Abbott shall exercise Commercially Reasonable Efforts to reduce Manufacturing Costs during the term of this Agreement. With respect to the finished Sang-2000, the maximum Manufacturing Cost for the finished Sang-2000 (including the packaging costs for double-foiled capsules) during the term of this Agreement is as follows: (i) [ * ] per kilogram during the first year after the Launch Date, (ii) $[ * ] per kilogram during the second and third year after the Launch Date, and (iii) [ * ] per kilogram thereafter. With respect to CycloTech, the maximum Manufacturing Cost during the term of this Agreement is as follows: (i) [ * ] per unit and (ii) [ * ] for each disposable fluid path. With respect to SangCya, the maximum Manufacturing Cost during the term of this Agreement shall be [ * ] per vial.
      "Market Research" has the meaning set forth in Section 3.3.2.
      "Marketing Party" has the meaning set forth in Section 6.5.4.
      "Marketing Reports" has the meaning set forth in Section 3.3.2.
      "Marketing Rights" has the meaning set forth in Section 6.2.
      "NDA" means a New Drug Application as such is defined by the FDA.
      "Neoral" means Neoral® (cyclosporine for microemulsion) capsules and oral solution, the labeling of which the FDA has ordered changed to Neoral® (Cyclosporine Capsules or Oral Solution, USP [Modified]), which is currently marketed by Novartis.
      "Net Distribution Margin" for a period means, with respect to each Product, the Net Sales for such Product less (i) Manufacturing Cost and (ii) Distribution Expenses; provided however with respect to Net Distribution Margin for SangCya, Manufacturing Costs and Distribution Expenses for CycloTech units and fluid paths distributed shall be included in the Manufacturing Costs and Distribution Expenses for SangCya, provided such units and fluid paths are distributed free of charge.
      "Net Sales" for a period means, with respect to each Product, the gross amount actually invoiced in that period with respect to the Product sold by Distributor or any Affiliate of a Distributor to any unaffiliated third party (excluding free samples) in the Territory, less:
          cash discounts actually given;
          credits or allowances actually given or made on account of price adjustments, rebates (including, but not limited to, Medicaid or other government programs, chargebacks, and contractual agreements), returns, and allowance for bad debts;
          taxes on sales (such as sales, use, VAT, or similar taxes), whether or not separately stated on customer invoice; and
          separately stated (on customer invoice) delivery charges actually paid to third party carriers (including transportation and insurance costs);

      all as determined in accordance with generally accepted accounting principles. Bona fide Stock Package Request Units and clinical trial units of Product shall not be included in any calculations of Net Sales. With respect to (a) and (b) above, any such discounts, credits, allowances, adjustments, rebates, chargebacks, volume reimbursements, etc., granted by a Party in consideration of a third party's agreement to purchase any other product(s) shall not be included in the calculation of Net Sales unless and only to the extent that such discounts, credits, allowances, adjustments, rebates, chargebacks, volume reimbursements, etc., are consistent with the discounts, credits, allowances, adjustments, rebates, chargebacks, volume reimbursements, etc., granted for such Product when it is sold alone.

      "Non-Reporting Party" has the meaning set forth in Section 6.8.4.
      "Novartis" means Novartis A.G. or any of its Affiliates.
      "Orders" has the meaning set forth in Section 6.9.
      "Other Cyclosporine Product" means any cyclosporine product in any dosage form other than a Product.
      "Party" or "Parties" means, as applicable, Abbott or SangStat or both.
      "Payment Report" has the meaning set forth in Section 6.7.
      "Physician Detail" means a face-to-face sales presentation in the Territory by an Sales Representative during which presentation one or more Product is promoted in accordance with the terms hereof to a licensed medical physician, a resident, intern or other health care professional who has lawful authority to write prescriptions for the Products and who specializes in transplantation or nephrology.
      "Primary Market Research" has the meaning set forth in Section 3.3.2.
      "Primary Physician Detail" means a Physician Detail in which the Product being detailed is the product most emphasized, and usually the first product presented, during the Physician Detail.
      "Prime Rate" means the prime rate of interest for the Bank of America as announced in the Wall Street Journal as of the relevant date.
      "Product" means only (a) SangCya, (b) CycloTech for use with SangCya, (c) a Capsule Product, and (d) any product for which a Party or its Affiliates receives Regulatory Approval as AB-rated equivalent to either Neoral or Sandimmune.
      "Product Manager" has the meaning set forth in Section 5.1.1.
      "Product Price" shall mean the price for any Product which is supplied by a Supplier to a Distributor in accordance with Section 6.8.1 of this Agreement.
      "Product Shortage" has the meaning set forth in Section 6.9.
      "Promotional and Marketing Costs" means, with respect to a Product, the costs and expenses incurred by a party hereto in connection with a promotional or marketing activity for such Product that has been approved by the Executive Steering Committee. The initial budget for Promotional and Marketing Costs is set forth in Section 3.3.7. Promotional and Marketing Costs shall include the costs of Market Research and promotional expenses, such as creative development of visual sales aids, support of medical meetings, direct mail, telemarketing, and tele-detailing, media placement and advertising, and field marketing events such as peer influence programs featuring medical thought leaders, educational grants, costs of the Stock Package Request Units (the cost of Product distributed under such program shall be its Manufacturing Cost), the costs related to indigent patient programs (provided any costs related to Product distributed under such program shall be its Manufacturing Cost), and the costs of printing and distributing promotional materials and training materials to the respective sales forces. Promotional and Marketing Costs shall not include (i) internal sales meetings; (ii) the cost of employees, including but not limited to salaries, bonuses, employee-related travel or other expenses, or (iii) the Manufacturing Costs of the CycloTech devices and fluid paths.
      "Proprietary Information" has the meaning set forth in Section 12.3.
      "Regulatory Approval" means the ANDA approval required by the FDA to commercially market a Product in the Territory.
      "Reporting Party" has the meaning set forth in Section 6.8.4.
      "Sales Call" means a presentation regarding the purchase of the Product(s) to a Managed Care Organization.
      "Sales Representative" means, with respect to each Party, an individual (i) who is regularly employed by such Party on a full-time basis as a member of one of its sales forces; and (ii) who is appropriately qualified and experienced in pharmaceutical product promotion; and (iii) has been trained by such Party to make effective sales presentations with respect to the applicable Product.
      "Sales Restraint" means, with respect to a Capsule Product, the marketing, distribution or sale of such Capsule Product in the Territory is prohibited or substantially restricted by (i) [ * ] at any time after such Capsule Product receives Regulatory Approval, [ * ]; or (ii) [ * ] of such Capsule Product in the Territory, [ * ]; or (iii) a catastrophic failure to supply due to an unanticipated total disruption of supply for greater than ninety (90) days; provided in all such cases that another Capsule Product has received Regulatory Approval prior to the end of the period of the Sales Restraint.
      "Sandimmune" means Sandimmune soft gelatin capsules (cyclosporine capsules, USP), oral solution (cyclosporine oral solution, USP) and injection (cyclosporine concentrate for injection, USP), which is currently marketed by Novartis.
      "Sang-2000" means the Capsule Product that is being developed by SangStat or its Affiliates and for which SangStat or an Affiliate expects to submit an application for ANDA approval on or before June 30, 1999 as an AB-rated product to Neoral, as is more particularly described in Exhibit A
      "Sang-2000 Commission Rate" has the meaning set forth in Section 6.5.1.
      "SangCya" means the oral solution cyclosporine product known as SangCya™ (Cyclosporine Oral Solution, USP [Modified]) that was approved by the FDA on October 31, 1998 as AB rated to Neoral, as is more particularly described in Exhibit A, whether sold under the SangCya trademark or any other trademark.
      "SangCya Commission Rate" has the meaning set forth in Section 6.5.2.
      "SangStat Detailing Commitment" has the meaning set forth in Section 3.1.2.
      "Secondary Market Research" has the meaning set forth in Section 3.3.2.
      "Service Level Commitment" has the meaning set forth in Section 4.2.
      "Stock Package Request Units" means a packaged and labeled container of a Product intended for distribution free of charge on the written request of a physician.
      "Stock Package Request Program" means the program under which Stock Package Request Units are distributed.
      "Supplemental Fees" has the meaning set forth in Section 6.4.
      "Supplier" means the ANDA holder of the Product who shall supply Product to the Distributor for sale to the market.
      "Territory" means the United States of America, including Puerto Rico.
      "WAC" has the meaning set forth in Section 6.8.2.
    Purpose of the Agreement
      Purpose. The purpose of the Agreement is to enhance the ability of the Parties to market, promote and distribute the Products within the Territory through coordinated marketing efforts and a refined distribution channel.
      Appointment. SangStat hereby appoints Abbott as its exclusive co-promotion partner for SangCya and CycloTech throughout the term of the Agreement in the Territory. With respect to the Capsule Product, if Gengraf is the first Capsule Product to receive Regulatory Approval, then Abbott shall appoint SangStat as its exclusive distributor, even as to Abbott, in the Territory for Gengraf and its exclusive co-promotion partner for Gengraf in the Territory as set forth herein. If Sang-2000 is the first Capsule Product to receive Regulatory Approval, then SangStat shall appoint Abbott as its exclusive distributor, even as to SangStat, in the Territory for Sang-2000 and its exclusive co-promotion partner for Sang-2000 in the Territory as set forth herein. Should additional Products be covered by this Agreement, the Party who is the ANDA holder for such product shall appoint the other party as its exclusive distributor, even as to the ANDA holder, and exclusive co-promotion partner for such Product in the Territory.
      Agent for Managed Care Organizations Contracting. SangStat hereby appoints Abbott as its agent in the Territory for entering into contracts with Managed Care Organizations for SangCya and CycloTech. If Sang-2000 is the first Capsule Product to receive Regulatory Approval, then SangStat shall appoint Abbott as its agent in the Territory for entering into contracts with Managed Care Organizations for Sang-2000. Abbott shall follow the written guidelines given to it by SangStat with respect to the terms and conditions of the contracts for SangCya, CycloTech and Sang-2000, if applicable, including but not limited to the amount of discounts and rebates given to Managed Care Organizations. Abbott shall send a copy of each contract with a Managed Care Organization with respect to SangCya, CycloTech or Sang-2000 to SangStat following execution of such contract to ensure compliance with the guidelines. SangStat shall also discuss Abbott's overall compliance with the guidelines and any adjustments to the guidelines at the quarterly Executive Steering Committee meetings. Abbott shall be solely responsible for entering into contracts with Managed Care Organizations for the sale of Gengraf. Notwithstanding the foregoing, SangStat may negotiate contract terms for SangCya, CycloTech, and Sang-2000, if applicable, with any Managed Care Organization that Abbott is not currently calling through its managed care account representatives. In such case, SangStat would forward such contract terms to Abbott for execution of a contract by Abbott, as agent for SangCya. In addition, SangStat shall execute in coordination with Abbott's internal Managed Care Organization group any contracts for SangCya that SangStat is currently negotiating with the Managed Care Organizations set forth on Exhibit D. SangStat shall appoint Abbott to administer any such contracts or any pre-existing contracts for SangCya and CycloTech.
      Sales Restraint. The Parties shall market and distribute the first Capsule Product to receive Regulatory Approval as long as such Capsule Product is not the subject of a Sales Restraint. If, during the Term of this Agreement, the first Capsule Product to receive Regulatory Approval becomes subject to a Sales Restraint, the Parties shall then, and only then, [  * ]. For example, if [ * ] is the first Capsule Product to receive Regulatory Approval and it becomes the subject of a Sales Restraint, then the Parties shall [ * ] as the Parties' Capsule Product [ * ] even if the Sales Restraint [ * ]. The launch and distribution of [ * ] shall be treated as if [ * ].
      Exclusivity. During the term of this Agreement, neither Party nor any of its Affiliates shall directly or indirectly promote, market, distribute or sell (or license or permit any other party to do so) any Product (with the sole exception of CycloTech for use with non-cyclosporine products) or Other Cyclosporine Product in the Territory except pursuant to the terms of this Agreement.
    Co-Promotion Activities
      SangStat's Marketing Obligations
        Co-Promotion Sales Force and Management. SangStat shall market and co-promote the Products in the Territory using a minimum of twenty (20) SangStat Sales Representatives who are dedicated full-time to the transplant market, and three (3) Managed Care Organization account representatives. SangStat shall have at least one employee dedicated full-time to act as Product Manager for the Products.
        Product Launches. SangStat shall use Commercially Reasonable Efforts to initiate the Physician Details and Sales Calls for the Products as follows: (a) CycloTech in July 1999, (b) Gengraf or Sang-2000, as the case may be, within thirty (30) days after the ANDA holder's receipt of DDMAC approval of such Product's promotional materials. If Gengraf is the first Capsule Product to receive Regulatory Approval, SangStat shall, subject to Abbott's ability to fulfill SangStat's purchase orders for Gengraf, use Commercially Reasonable Efforts to begin the distribution of Gengraf within thirty (30) days after Abbott receives Regulatory Approval for Gengraf. The Parties acknowledge that SangStat has launched SangCya as of the Effective Date.
        SangStat Detailing Commitment. During the term of this Agreement, SangStat shall conduct Physician Details, Sales Calls and otherwise promote the sale of Products in the Territory in accordance with the terms of this Agreement, the then-current Co-Promotion Plan for such Product, and all Legal Requirements. For each Product, SangStat Sales Representatives shall perform at least the number and types of Physician Details set forth on Exhibit C attached hereto (the "SangStat Detailing Commitment"). In addition, the SangStat Managed Care Organization account representatives shall use Commercially Reasonable Efforts to conduct Sales Calls. SangStat shall perform the SangStat Detailing Commitment for each Detail Year on a pro-rata basis over the four (4) calendar quarters in such Detail Year. SangStat may perform, but Abbott shall have no obligation to compensate SangStat for, any of SangStat's Physician Details in excess of the SangStat Detailing Commitment for each Detail Year. SangStat shall provide Abbott within thirty (30) days following the end of each calendar quarter a report on the number of Primary Physician Details conducted by SangStat Sales Representatives for such calendar quarter.
        Failure to Achieve SangStat Detailing Commitment. If SangStat fails to achieve at least ninety percent (90%) of the SangStat Detailing Commitment in any calendar quarter, then the Supplemental Fee payable to SangStat for Gengraf shall be reduced accordingly and the Sang-2000 Commission Rate payable to Abbott shall be increased accordingly, whichever is applicable. For example, if SangStat performed only eighty percent (80%) of the SangStat Detailing Commitment for Gengraf then, SangStat would receive only eighty percent (80%) of the Supplemental Fee for Gengraf for such calendar quarter. If SangStat fails to achieve at least seventy-five (75%) of the SangStat Detailing Commitment in any three consecutive calendar quarters, then Abbott may terminate this Agreement pursuant to Section 14.2.2.
        Additional Obligations. In addition to (and without in any way limiting) the foregoing, SangStat shall undertake and perform, without limitation, all SangStat obligations set forth in the Co-Promotion Plan approved by the Executive Steering Committee. Such Co-Promotion Plan may include all of the activities listed on Exhibit B. The Executive Steering Committee may revise the Co-Promotion Plan obligations at any time and from time to time, provided that any such amendment must be in writing and signed by the Parties.
      Abbott's Marketing Obligations
        Sales Force. Abbott shall market and co-promote the Products in Territory, using (i) the equivalent of ten (10) full-time equivalent Managed Care Organization account representatives, and (ii) twenty (20) Abbott Sales Representatives who are dedicated to the hospital setting and the transplant market. Abbott shall have at least one employee dedicated to act as Product Manager for the Products.
        Product Launches. Abbott shall use Commercially Reasonable Efforts to launch (a) its Physician Detail effort for SangCya in the Territory within ninety (90) days after the Effective Date, (b) its Sales Calls effort for SangCya with respect to Managed Care Organizations within thirty (30) days after the Effective Date, (c) its Physician Detail and Sales Calls effort for CycloTech within thirty (30) days after launch of CycloTech by SangStat, but with no obligation to launch before August 1, 1999, and (d) its Physician Detail and Sales Calls effort for Gengraf or Sang-2000, as the case may be, within thirty (30) days after receipt by the ANDA holder of such Product of DDMAC approval of such Product's promotional materials. If Sang-2000 is the first Capsule Product to receive Regulatory Approval, Abbott shall, subject to SangStat's ability to fulfill Abbott's purchase orders for Sang-2000, use Commercially Reasonable Efforts to begin the distribution of Sang-2000 within thirty (30) days after SangStat receives Regulatory Approval for Sang-2000.
        Abbott Detailing Commitment. During the term of this Agreement, Abbott shall conduct Physician Details, Sales Calls and otherwise promote the sale of Products in the Territory in accordance with the terms of this Agreement, the then-current Co-Promotion Plan for such Product, and all Legal Requirements. For each Product, Abbott Sales Representatives shall perform at least the number and types of Physician Details set forth on Exhibit C attached hereto (the "Abbott Detailing Commitment"). In addition, the Abbott Managed Care Organization account representatives shall use Commercially Reasonable Efforts to conduct Sales Calls. Abbott shall perform the Abbott Detailing Commitment for each Detail Year on a pro-rata basis over the four (4) calendar quarters in such Detail Year. Abbott may perform, but SangStat shall have no obligation to compensate Abbott for, any of Abbott's Physician Details in excess of the Abbott Detailing Commitment for each Detail Year. Abbott shall provide SangStat within thirty (30) days following the end of each calendar quarter a report on the number of Primary Physician Details conducted by Abbott Sales Representatives for such calendar quarter.
        Failure to Achieve Abbott Detailing Commitment. If Abbott fails to achieve at least ninety percent (90%) of the Abbott Detailing Commitment in any calendar quarter, then the Supplemental Fee payable to SangStat for Gengraf shall be increased accordingly and the Sang-2000 Commission Rate payable to Abbott shall be decreased accordingly, whichever is applicable. For example, if Abbott performed only eighty percent (80%) of the Abbott Detailing Commitment for Gengraf, then, in the case of Gengraf, SangStat's Supplemental Fee would be one hundred twenty percent (120%) of what would otherwise be due. If Abbott fails to achieve at least seventy-five (75%) of the Abbott Detailing Commitment in any three consecutive calendar quarters, then SangStat may terminate this Agreement pursuant to Section 14.2.2.
        Information. In addition to the mutual obligations set forth in Section 3.3.2, Abbott shall, on a regular basis provide SangStat with all current marketing and sales information relating to the subject matter of the Products, including, without limitation, research, analysis, customer and distribution information and competitive analysis; provided (i) such research, analyses, and information are available at Abbott and have already been prepared at Abbott; (ii) Abbott has no contractual or other obligation which would prevent it from sharing such information with SangStat; and (iii) Abbott shall not be required to absorb any internal or external expenses with respect to providing such information. SangStat will be free to use such information internally for purposes of this Agreement only and only during the term of this Agreement. Any such information shall be considered Confidential Information.
        Additional Obligations. In addition to (and without in any way limiting) the foregoing, Abbott shall undertake and perform, without limitation, all Abbott obligations set forth in the Co-Promotion Plan approved by the Executive Steering Committee. Such Co-Promotion Plan may include all of the activities listed on Exhibit B. The Executive Steering Committee may revised the Co-Promotion Plan obligations at any time and from time to time, provided that any such amendment must be in writing and signed by the Parties.
      Mutual Marketing Obligations
        Training. Each Party shall pay all costs associated with training and re-training its relevant staff to promote knowledge of the Products and in accordance with the Co-Promotion Plans and all Legal Requirements; provided, however, that SangStat shall make available to Abbott the Product-specific training materials that are currently being used for its Sales Representatives for SangCya and CycloTech in sufficient quantities to distribute to each Abbott Sales Representative. The Co-Promotion Committee shall determine who shall develop the training materials for the Capsule Product and any other Product, including new training materials for SangCya or CycloTech. The costs for printing the SangCya and CycloTech specific training materials for either Abbott or SangStat and for developing and printing Training Materials for the Capsule Product or any other Product shall be considered part of Promotional and Marketing Costs.
        Market Research. The Co-Promotion Committee shall determine what market research should be done. Market research shall consist of Primary and Secondary Market Research ("Market Research"). The Co-Promotion Committee shall assign responsibility for Primary Market Research between the Parties. "Primary Market Research" shall include focus group interviews, market research surveys, in-depth interviews with medical providers, and similar types of market research agreed to by the Co-Promotion Committee. "Secondary Market Research" shall include syndicated data from IMS and other representative data sources (the "Marketing Reports"). The Co-Promotion Committee shall determine the type of reports to be obtained through Secondary Market Research. The Marketing Reports shall be shared between the Parties and may be used by either Party. The costs for Market Research shall be considered part of Promotional and Marketing Costs. Additional market research or reports beyond the Marketing Reports shall be the responsibility and cost of the individual Parties.
        Incentives. Each Party shall reward its personnel for promoting the Products through an incentive-based compensation system at least to the same extent and in the same manner as such Party would reward its personnel for the promotion of one of its own products of comparable commercial value and comparable required detailing effort and in any event at least equal to the product with the highest level of incentives which is being promoted by such Sales Representatives. Each Party shall have the right, at its expense, to audit the other Party's compliance with this Section 3.3.3 pursuant to the audit provisions set forth in Section 6.13.
        Sampling. The Co-Promotion Committee shall establish a sampling program pursuant to which one or both of the Parties shall distribute Stock Package Request Units free of charge to health care personnel on an ongoing basis in accordance with a Stock Package Request Program developed by the Co-Promotion Committee for such Product and all Legal Requirements. Each Party shall maintain all records required pursuant to the Prescription Drug Marketing Act of 1987, including, without limitation, maintenance of written requests and delivery receipts for any units delivered to its sales force for so long as required by such Act. Each Party shall promptly report to the other Party any thefts or losses of Stock Package Request Units. The costs related to the Manufacturing Costs of such Stock Package Request Program shall be considered Promotional and Marketing Costs.
        Indigent Programs. In addition to the sales and marketing activities covered under this Agreement, the ANDA holder for the applicable Product shall establish and operate an indigent program for distribution of its Products to needy individuals and/or the physicians and other providers serving such needy individuals in the Territory. The Co-Promotion Committee shall meet and agree upon the details and costs of such program. The ANDA holder for the applicable Product shall be solely responsible for administering such programs. The costs related to such indigent programs shall be considered Promotional and Marketing Costs.
        Development of Promotional Materials. The Co-Promotion Committee shall develop, produce and distribute the Product promotional materials to the Sales Representatives. All Product promotional materials shall be subject to final review and approval of the regulatory department of the Party that holds the ANDA on such Product. The ANDA holder shall indemnify the other Party for any use of such approved promotional material in accordance with Article 16, provided the distribution of such promotional materials by such Party is in accordance with the terms of this Agreement. SangStat shall provide, at cost, a reasonable number of copies of its currently existing promotional materials regarding SangCya and CycloTech as requested by Abbott, for distribution by Abbott to its Sales Representatives. SangStat's regulatory department has or shall have approved such promotional materials. All costs relating to promotional materials for the Products shall be shared by the Parties as set forth below in Section 3.3.7.
        Promotional and Marketing Costs. The Parties shall share the Promotional and Marketing Costs for each of the Products as follows: (a) SangStat shall be responsible for sixty percent (60%) and Abbott shall be responsible for forty percent (40%) of the Promotional and Marketing Costs for Sang-2000 (if it is the first Capsule Product to receive Regulatory Approval), (b) SangStat shall be responsible for forty percent (40%) and Abbott shall be responsible for sixty percent (60%) of Promotional and Marketing Costs for Gengraf (if it is the first Capsule Product to receive Regulatory Approval), and (c) SangStat shall be responsible for sixty-five percent (65%) and Abbott shall be responsible for thirty-five percent (35%) of Promotional and Marketing Costs for SangCya and CycloTech. The total 1999 Calendar Year budget and 2000 Calendar Year budget for Promotional and Marketing Costs are set forth below:

	SangCya and CycloTech	Capsule Product
1999	$ [ * ]	$ [ * ]
2000	$ [ * ]	$ [ * ]

        The 1999 budget for SangCya and CycloTech shall be pro-rated for the remainder of the calendar year based on the Effective Date. For example, if the Effective Date is June 1, 1999, then the calendar year 1999 budget for Promotional and Marketing Costs for SangCya and CycloTech would be [ * ]. The 1999 calendar year budget for the Capsule Product assumes the Capsule Product is launched the first quarter of 2000. If the Co-Promotion Committee determines that the Capsule Product is not likely to be launched in the first quarter of 2000, then the 1999 budget for the Capsule Product shall be [ * ]. If the Capsule Product is not launched on or before January 1, 2000, the calendar year 2000 budget for the Capsule Product will be pro-rated monthly for the calendar year based on the Launch Date. For example, if the Launch Date is April 1, 2000, the calendar year 2000 budget shall be [  * ]. The Executive Steering Committee may revise such budgets. Any such revision shall be documented and signed by the Parties. Within ninety (90) days prior to the start of each calendar year beginning with 2001, the Co-Promotion Committee shall meet and agree upon the budget for the Promotional and Marketing Costs for SangCya and the Capsule Product for the upcoming calendar year.

        Detailing. The Executive Steering Committee shall review the Abbott Detailing Commitment and the SangStat Detailing Commitment on an annual basis to determine whether or not adjustments should be made to either Party's detailing commitment. Notwithstanding the foregoing, no changes shall be made to either the Abbott Detailing Commitment or the SangStat Detailing Commitment unless both Parties agree in writing.
        Managed Care Organizations. Abbott and SangStat shall work together to develop Product acceptance among Managed Care Organizations as widely as possible. SangStat shall have the right to conduct Sales Calls to Managed Care Organizations, either concurrently or separately from Abbott, and to promote any of the Products in accordance with the terms of this Agreement. In connection therewith, the Parties shall share information regarding proposed Sales Calls on Managed Care Organizations under the supervision of the Co-Promotion Committee to ensure co-ordination. Abbott shall use Commercially Reasonable Efforts to promote SangCya and CycloTech to Managed Care Organizations.
    Distribution Activities
      Distribution. The distribution of the Products shall be as set forth in Section 2.2.
      Service Level. The Distributor of the Product (SangStat in the case of SangCya, CycloTech, and Gengraf and Abbott in the case of Sang-2000) shall completely fulfill at least [ * ] of the orders placed for Products by N.D.C. number within two (2) business days of the receipt of such orders by shipping all of the Products ordered to the customer within such two (2) business day period (the "Service Level Commitment"). The Distributor shall maintain, and provide to the other Party upon request, sufficient, accurate and complete records to evidence its compliance or noncompliance with this Service Level Commitment. The obligations of the Distributor under this Section 4.2 are subject to Supplier timely providing Distributor with sufficient quantities of Product to fulfill such obligations.
    Management of Relationship
      Co-Promotion Committee
        Product Manager. Each Party shall have a "Product Manager." Initially, the Product Manager shall be the current cyclosporine Product Manager for each Party. The Product Managers shall be responsible for day-to-day communications between the Parties. Either Party may change its Product Manager at any time and from time to time by giving the other Party written notice. The Product Managers shall meet every month to discuss the progress of the development and marketing efforts and, if applicable, to exchange information. Product Managers are not authorized to amend, alter or extend this Agreement in any manner. If the Product Managers disagree on any issue, and cannot resolve it within 14 days, either Product Manager may submit the problem to the Co-Promotion Committee.
        Co-Promotion Committee. The Parties shall form a Co-Promotion Committee within thirty (30) days after the Effective Date. The Co-Promotion Committee shall consist of three members from each party. Each Party may change its members of the Co-Promotion Committee at any time and from time to time by giving the other Party written notice. The Co-Promotion Committee shall meet on a calendar quarterly basis or more frequently if agreed to by both Parties. The Co-Promotion Committee shall keep minutes of each meeting. In addition to other responsibilities agreed to by the Parties, the Co-Promotion Committee shall develop, propose and oversee the implementation of the annual Co-Promotion Plan for the promotion of such Product, including both an associated budget therefor and a sampling program for such Product. The Co-Promotion Plan for SangCya shall state how many CycloTech devices and fluid paths will be distributed free of charge during such year; provided, however, that if SangStat elects to distribute more CycloTech devices and fluid paths than the Co-Promotion Plan calls for, the cost of these additional CycloTech devices shall not be included in the Net Distribution Margin for SangCya. The budgets for Promotional and Marketing Costs for 1999 and 2000 have been established and are set forth in Section 3.3.7. The Co-Promotion Committee may not change any obligation of the Parties established under this Agreement without written consent of the Parties. Decisions of the Co- Promotion Committee shall be unanimous, and disagreements within the Co-Promotion Committee shall be escalated to the Executive Steering Committee.
      Development Committee. The Parties shall form a Development Committee within thirty (30) days after the Effective Date.. The Development Committee shall consist of three members from each party. Each Party may change its members of the Development Committee at any time and from time to time by giving the other Party written notice. The Development Committee shall meet on a calendar quarterly basis or more frequently if agreed by the Parties. The Development Committee shall keep minutes of each meeting. In addition to other responsibilities agreed to by the Parties, the Development Committee shall develop, propose and oversee the implementation of an annual plan for the post-approval development activities for such Product (each a "Development Plan"), including an associated budget therefor. Section 7.2.4 sets forth the agreed budget for the Development Plan for both calendar years 1999 and 2000. The Development Committee may not change any obligation of the Parties established under this Agreement without written consent of the Parties. Decisions of the Development Committee shall be unanimous, and disagreements within the Development Committee shall be escalated to the Executive Steering Committee. The Development Committee shall meet within ninety (90) days after the Effective Date to develop a back-up supply strategy for each Party for bulk active ingredient and finished Capsule Product to minimize risk of Product shortage.
      Executive Steering Committee
        General. The Executive Steering Committee shall consist of three executives from each party. Each party may change its members of the Executive Steering Committee at any time and from time to time by written notice to the other Party. The initial members of the Executive Steering Committee for each Party are set forth below:

For Abbott	For SangStat
Vice President, Commercial Operations, Pharmaceutical Products Division	Chief Executive Officer
Vice President, Commercial Operations, Chemical and Agricultural Products Division	Senior Vice President, Finance
General Manager, HIV and Transplantation, Pharmaceutical Products Division	Senior Vice President, Operations

        Quarterly Meetings. The Executive Steering Committee shall meet each calendar quarter to discuss the status of the sales and marketing of the Products. The Executive Steering Committee shall also review quarterly performance versus budget. Twice per year, the Executive Steering Committee shall adopt or readopt an operating budget and a Co-Promotion Plan. Within the parameters of this Agreement, the budget and Co-Promotion Plan will describe the major financial and non-financial responsibilities of the Parties (e.g., manufacturing, sales, marketing, development, etc. and major objectives.)
        Authority. The Executive Steering Committee may take action only by the unanimous written consent of all members identified above.
        Dispute Resolution. If an issue remains unresolved after consideration by the Executive Steering Committee, any Executive Steering Committee member may escalate it to the President, Pharmaceutical Products Division, for Abbott, but in the case of a dispute relating to the supply of Gengraf, then to the President, Chemical and Agricultural Products Division, for Abbott, and the Chief Executive Officer, for SangStat for resolution. If an issue still remains unresolved, either Party may refer to Section 18.13 for resolution.
    Payments
      Milestone Payments
        Signing of Agreement. Within ten (10) business days after the Effective Date, Abbott shall pay SangStat a non-refundable (except as provided in Section 14.4) seven million dollar (U.S. $7,000,000) milestone.
        SangCya. In consideration of the right to co-promote SangCya, Abbott shall pay SangStat a non-refundable (except as provided in Section 14.4) milestone payment of eight million eight hundred thousand dollars (U.S. $8,800,000), payable as follows:
          Ninety (90) days after the Effective Date, Abbott shall pay SangStat six million dollars (U.S. $6,000,000);
          Ninety (90) days after the Abbott Launch Date for SangCya, Abbott shall pay SangStat nine hundred thousand dollars (U.S. $900,000); and
          One hundred and eighty (180) days after the Abbott Launch Date for SangCya, Abbott shall pay SangStat one million nine hundred thousand dollars (U.S. $1,900,000).
        Gengraf. In consideration of the right to co-promote Gengraf, SangStat shall pay Abbott a non-refundable milestone payment of four million dollars (U.S. $4,000,000), payable by December 31, 1999.
        Regulatory Approval - Capsule Product. Within ten (10) business days after Regulatory Approval of the first Capsule Product, Abbott shall pay SangStat a non-refundable (except as provided in Section 14.4) milestone of five million dollars (U.S. $5,000,000).
      Loan. Within ten (10) business days of the Effective Date, Abbott shall pay SangStat sixteen million dollars (U.S. $16,000,000) (the "Loan"). The Loan shall bear simple interest calculated annually at the Prime Rate, as of the date the Loan is funded, plus one percent (1%). Interest is payable annually on whatever interest is accrued, starting December 31, 1999 and each December 31st thereafter until December 31, 2004. The Loan shall be secured by a security interest in the exclusive United States marketing rights for SangCya, including all necessary license rights to manufacture, promote and sell SangCya in the United States (the "Marketing Rights"). SangStat may repay the Loan, together with accrued interest at any time, but in no event with respect to the principal and accrued but unpaid interest, by later than December 31, 2004. SangStat shall execute such instruments as are reasonably necessary so that Abbott may perfect its security interest in the Marketing Rights.
      Stock Purchase Agreement. Concurrent with execution of this Agreement, the Parties shall enter into a Stock Purchase Agreement and related agreements in the form attached hereto as Exhibit G pursuant to which Abbott shall purchase from SangStat and SangStat shall issue to Abbott certain securities of SangStat.
      Supplemental Fee
        Definition. If Gengraf is the first Capsule Product to receive Regulatory Approval, Abbott shall pay to SangStat as a supplemental fee a percentage share of Net Distribution Margin on Gengraf as described in this Section 6.4 (the "Supplemental Fee").
        Calendar Year 2000. From the Launch Date and through calendar year 2000, the Supplemental Fee shall equal [ * ] of the Net Distribution Margin for Gengraf.
        Calendar Year 2001 and After
          Base Rate. For calendar years 2001 and beyond, the base rate percentage for the Supplemental Fee shall be fixed using Matrix A below based on the date on which Abbott receives Regulatory Approval for Gengraf (the "Base Rate").

          Matrix A

          Supplemental Fee - SangStat's Base Rate

Date of Regulatory Approval of Gengraf
	On or before December 31, 1999	After December 31, 1999 but on or before March 31, 2000	After March 31, 2000 but on or before June 30, 2000	After June 30, 2000, but on or before September 30, 2000	After September 30, 2000, but on or before December 31, 2000	Any time after December 31, 2000
SangStat's Percentage Share of Net Distribution Margin	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]

          Increases to Base Rate based on Net Sales of Gengraf. In addition, SangStat's percentage share of Net Distribution Margin shall be increased from the Base Rate, by (i) [ * ] additional percentage point on all sales of Gengraf if Net Sales of Gengraf for such calendar year are more than [ * ]; (ii) [ * ]*additional percentage points on all sales of Gengraf if Net Sales of Gengraf for such calendar year are more than [ * ]; and (iii) [  *  ] additional percentage points on all sales of Gengraf if Net Sales of Gengraf for such calendar year are more than [ * ]. The additional percentage points set forth in clauses (i), (ii) and (iii) above shall apply to all sales of Gengraf for such calendar year during which the minimum Net Sales thresholds described above in this paragraph have been exceeded. For example, if Gengraf is approved April 5, 2000, the Supplemental Fee shall be [ * ] for all calendar years beginning with 2001. Each calendar year that the Gengraf Net Sales are greater than [ * ], the Parties shall adjust the Supplemental Fee based on the amount of the Gengraf Net Sales. For example, if the Gengraf Net Sales for calendar year 2001 are [ * ], then for calendar year 2001, the Supplemental Fee shall be increased from [ * ] to [ * ].

      Commissions
        Sang-2000 Commission Rate. If Sang-2000 is the first Capsule Product to receive Regulatory Approval, SangStat shall pay Abbott a commission equal to a percentage of the Net Distribution Margin of Sang-2000 as set forth below (the "Sang-2000 Commission Rate"). The Sang-2000 Commission Rate shall be determined based upon the timing of the Sang-2000 Regulatory Approval as set forth below:

Sang-2000 Regulatory Approval Date	Sang-2000 Commission Rate
(a) Less than sixty (60) days before Gengraf receives Regulatory Approval	[ * ]
(b) Sixty (60) days but less than one hundred twenty days before Gengraf receives Regulatory Approval	[ * ]
(c) One hundred twenty (120) days or more before Gengraf receives Regulatory Approval if the Sang-2000 Regulatory Approval is received on or after July 1, 2000	[ * ]
(d) One hundred twenty (120) days or more before Gengraf receives Regulatory Approval, if the Sang-2000 Regulatory Approval is received before July 1, 2000	[ * ]
(e) One hundred twenty (120) days or more before Gengraf receives Regulatory Approval, if the Sang-2000 Regulatory Approval is received on or after July 1, 2000	See Matrix B below

        In addition, the Sang-2000 Commission Rate shall be adjusted as provided in Matrix B below if the Sang-2000 Regulatory Approval occurs (i) one hundred twenty (120) days or more prior to Regulatory Approval of Gengraf, and (ii) on or after July 1, 2000. If (i) and (ii) are satisfied, the Sang-2000 Commission Rate shall be increased to the percentage specified in Matrix B below, based on the date that Sang-2000 receives Regulatory Approval:

        Matrix B

        Sang-2000 Commission Rate

        (Abbott's Share of Net Distribution Margin)

Date of Regulatory Approval of Sang-2000
	After June 30, 2000 but on or before September 30, 2000	After September 30, 2000 but on or before December 31, 2000	After December 31, 2000, but on or before March 31, 2001	After March 31, 2001 but on or before June 30, 2001	After June 30, 2001
Abbott's Share of Net Distribution Margin	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]

        For example, if Sang-2000 receives Regulatory Approval on October 31, 2000 and Gengraf receives Regulatory Approval on March 16, 2001, then the Sang-2000 Commission Rate will be [ * ].

        SangCya Commission Rate. As additional consideration, SangStat shall pay Abbott a commission equal to a percentage of Net Distribution Margin as set forth below in Matrix C (the "SangCya Commission Rate") from the sales of SangCya. However, if Sang-2000 receives Regulatory Approval before Gengraf then the Commission Rate for SangCya shall be limited to [ * ]. In addition, if Gengraf is subject to [ * ], then the SangCya Commission Rate shall be limited to [ * ] during the term of [ * ] and thereafter if Sang-2000 is launched.

        Matrix C

        SangCya Commission Rate unless Sang-2000

        Receives Regulatory Approval Before Gengraf

Date
	From Effective Date to December 31, 2000 or the date upon which Gengraf receives U.S. Regulatory Approval, whichever occurs first	From the date Gengraf receives U.S. Regulatory Approval until December 31, 2000	From January 1, 2001 until December 31, 2004
Commission Rate (Measured as a Percentage of Net Distribution Margin of SangCya)	[ * ]	[ * ]	[ * ]

        CycloTech Commission Rate. If SangStat elects to sell CycloTech for use with SangCya in the Territory, SangStat shall pay Abbott a commission on the sales of such CycloTech devices that is a percentage of the Net Distribution Margin on such devices and which is calculated in the same manner as the then applicable SangCya Commission Rate set forth in Matrix C above (the "CycloTech Commission Rate"). However, if Sang-2000 receives Regulatory Approval before Gengraf, then the CycloTech Commission Rate shall be limited to [ * ]. In addition, if Gengraf is or becomes subject to a [ * ], then the CycloTech Commission Rate shall be limited to [ * ] during the term of such [ * ] and thereafter if Sang-2000 is launched.
        Other Cyclosporine Product Commission Rate. In consideration for the mutual covenant contained in Section 2.5, if a Party or any of its Affiliates sells in the Territory an Other Cyclosporine Product (the "Marketing Party"), the Marketing Party shall pay to the other Party on each Other Cyclosporine Product sold, a commission of [  *  ] of Net Sales received by the Marketing Party from the sale of the Other Cyclosporine Product in the Territory, until the earlier of (a) December 31, 2004, or (b) such time as the Marketing Party has paid to the other Party [ * ] in respect of such Net Sales of such Other Cyclosporine Product, or (c) termination of this Agreement pursuant to Section 14.2 due to a breach by the non-Marketing Party; or (d) termination of this Agreement pursuant to Section 14.3 or Section 14.4.
      Calculation of Supplemental Fees and/or Commissions. If Gengraf is the first Capsule Product launched, SangStat shall at the end of each calendar quarter calculate Net Sales and Net Distribution Margins to determine (i) the commission due SangStat for SangCya and (ii) the Supplemental Fee due SangStat for Gengraf. If Sang-2000 is the first Capsule Product launched, Abbott shall at the end of each calendar quarter calculate Net Sales and Net Distribution Margin to determine the commission due Abbott for Sang-2000.
      Reports
        Gengraf First Capsule Product. If Gengraf is the first Capsule Product to receive Regulatory Approval, Abbott shall provide to SangStat its Manufacturing Costs for Gengraf, and any applicable deductions needed to calculate Net Sales of Gengraf (including, for example, rebates, administrative fees or chargebacks incurred), quarterly by the thirtieth (30th) day after each calendar quarter. SangStat shall provide to Abbott its Distribution Expense for Gengraf and SangCya and its Manufacturing Cost for SangCya quarterly by the thirtieth (30th) day after each calendar quarter. SangStat shall provide Abbott with a Net Distribution Margin report for each Product (a "Payment Report") by the forty-fifth (45th) day after each calendar quarter. In addition, the Payment Report shall include a report delineating, for each entity contributing to Net Distribution Margin: (a) the number and types of Products sold during the applicable period, (b) the calculation of Net Sales of such Product; (c) the calculation of Net Distribution Margin for such Product, and (d) the calculation of the amount due to Abbott or SangStat, as the case may be.
        Sang-2000 First Capsule Product. If Sang-2000 is the first Capsule Product to receive Regulatory Approval, then SangStat shall provide to Abbott its Manufacturing Costs for Sang-2000, and any applicable deductions needed to calculate Net Sales of Sang-2000 (including, for example, rebates, administrative fees or chargebacks incurred) to Abbott quarterly by the thirtieth (30th) day after each calendar quarter. Abbott shall provide to SangStat its Distribution Expense for Sang-2000 quarterly by the thirtieth (30th) day after each calendar quarter. Abbott shall provide SangStat with a Payment Report for Sang-2000 by the forty-fifth (45h) day after each calendar quarter. SangStat shall continue to provide Abbott the Payment Reports for SangCya and CycloTech as set forth in Section 6.7.1.
      Pricing
        Product Price. In the case of Capsule Product, Supplier shall sell Capsule Product to Distributor, and Distributor agrees to purchase the Capsule Product from Supplier at a price equal to [ * ] times the then current published WAC (as defined below) for such Capsule Product. The Distributor anticipates that WAC for such Capsule Product shall be approximately [ * ] of the wholesale acquisition cost for distributors of Neoral capsule product.
        Wholesale Acquisition Cost (WAC). The Distributor shall establish the wholesale acquisition cost ("WAC") for each Product sold by the Distributor. Within ten (10) days after the first Capsule Product receives Regulatory Approval, each Party shall deliver a letter(s) to the First Databank informing First Databank that the Distributor shall be solely authorized to utilize the N.D.C. number for the Product to establish the WAC for such Product throughout the Term, unless the Distributor's rights to distribute such Product expire or are terminated hereunder. Distributor shall cooperate with Supplier in executing such letters to be sent to First Databank as may be necessary to permit Distributor to establish the WAC for each Product.
        Rebates, Administrative Fees and Chargebacks. Abbott shall be solely responsible for paying any rebates and administrative fees and processing chargebacks due thereunder for the Products. Abbott shall not include SangCya or Sang-2000 in a contract with a Managed Care Organization covering any of Abbott's other products. SangStat shall maintain and provide to Abbott upon request sufficient, accurate and complete records to permit Abbott to validate chargebacks and other contract sales, including sales to Managed Care Organizations. Abbott shall be solely responsible for the terms and conditions of any Managed Care Organization contracts for Gengraf Capsule Product. All rebates, administrative fees and chargebacks paid to Managed Care Organizations shall be included in the calculation of Net Sales, subject to the restrictions contained in the definition of Net Sales.
        Medicaid Rebates. The Parties anticipate that the holder of the ANDA for each Product (the "Reporting Party") shall be responsible both for paying any Medicaid rebates owed to the government on the sales of such Product, and filing any required reports with the government with respect to such rebates. The Party that is not the Reporting Party (the "Non-Reporting Party") shall provide any information that is reasonably requested by the Reporting Party in order to prepare such government reports on a calendar quarterly basis. The Reporting Party, in its sole discretion, shall determine the calculation of any Medicaid rebate due on its Product(s); the Non-Reporting Party shall reimburse the Reporting Party for the financial liability resulting from any inaccurate or incomplete provision of information to the Reporting Party. Any other liability relating to the Reporting Party's calculation of the Medicaid rebate shall be the Reporting Party's responsibility.
      Product Shortage. With respect to any Product that is the subject of a Product Shortage, the Parties shall each receive [ * ] of Net Distribution Margin for such Product during the second and any subsequent calendar quarters in which such Product Shortage is in effect. Immediately following termination of a Product Shortage, the Net Distribution Margin for such Product shall be re- established at the percentages in effect immediately prior to the calendar quarter in which the Product Shortage first occurs. For purposes of this Section, a "Product Shortage" means any calendar quarter in which Supplier fails to supply, for any reason except for Force Majeure, at least [ * ] of all firm orders of a Product (the "Orders") for such calendar quarter, but if and only if such Orders (i) do not exceed the most recent forecast for such calendar quarter, (ii) are no greater than the level required to fill Product prescriptions dispensed in the Territory during such calendar quarter. If, however, Supplier fills all pending and new Orders which have been placed in accordance with the terms of this Agreement during the calendar quarter immediately following the calendar quarter in which such Product Shortage occurred, Supplier shall be deemed to have remedied the Product Shortage and no change in the Net Distribution Margin percentages will occur with respect to such Product Shortage. However, the first calendar quarter for which the Parties shall apply the Product Shortage test shall be the third calendar quarter after the calendar quarter in which the Launch Date for such Product occurs.
      Timing of Payments
        Payment of Product Price
          Gengraf - Ninety Days following Initial Sale. If Gengraf is the first Capsule Product to receive Regulatory Approval, then, with respect to shipments delivered before SangStat's first sale of Gengraf to the market (the "Initial Sale") or within ninety (90) days thereafter, SangStat shall pay to Abbott the Product Price for such Capsule Product within ninety (90) days of receipt of invoice; provided, however, that SangStat may defer payments on each shipment until one hundred and twenty (120) days after receipt of invoice without being in breach of this Agreement if SangStat pays interest to Abbott at the Prime Rate on the amount of the payment that remains outstanding on the ninety-first (91st) day after receipt of such invoice and after one hundred and twenty (120) days in accordance with Section 6.12. After one hundred and twenty (120) days, however, SangStat shall be in material breach of this Agreement for failure to pay until SangStat makes such payment and all accrued interest.
          Gengraf - More than Ninety Days following Initial Sale. If Gengraf is the first Capsule Product to receive Regulatory Approval, then, with respect to shipments delivered more than ninety (90) days after the Initial Sale of the Capsule Product, SangStat shall pay to Abbott the Product Price for such Capsule Product within sixty (60) days of receipt of invoice; provided, however, that SangStat may defer payments on each shipment until ninety (90) days after receipt of invoice without being in breach of this Agreement if SangStat begins to pay interest to Abbott at the Prime Rate on the amount of the payment that remains outstanding on the 61st day after receipt of such invoice and after ninety (90) days in accordance with Section 6.12. After one hundred and twenty (120) days, however, SangStat shall be in material breach of this Agreement for failure to pay until SangStat makes such payment and all accrued interest.
          Sang-2000. If Sang-2000 is the first Capsule Product to receive Regulatory Approval, then with respect to Sang-2000 shipped to Abbott hereunder, Abbott shall pay to SangStat the Product Price for such product within forty-five (45) days after the date Abbott receives such shipment.
        Payment of Supplemental Fee and Commissions. The Supplemental Fee and the Commissions due pursuant to this Article 6 shall be paid within forty-five (45) days after the end of the calendar quarter in which they are accrued by each Party.
      Payment Details. All such payments are to be made in US dollars in the United States.
      Late Payments. Late payments by either Party to the other Party shall bear interest at the lower of: (i) the Prime Rate plus 2% or (ii) the maximum rate allowed by law.
      Records/Audits. Each Party shall keep complete and accurate records reflecting all information necessary or useful in verifying the accuracy of each Payment Report, as well as records reflecting all information necessary or useful to verify the accuracy of each Party's Supplemental Fees, Commissions, Net Distribution Margins, Net Sales, Manufacturing Costs, Distribution Expenses, Development Costs, Promotional and Marketing Costs, Physician Details, and Service Level Commitment (collectively, the "Audited Information"). Each Party shall have the right to hire an independent certified public accountant to inspect the Audited Information (which accountant shall agree in writing to keep all Audited Information confidential except as needed to disclose any discovered discrepancies); provided, such audit: (i) is conducted during normal business hours, (ii) is conducted no more often then once per year (unless a discrepancy greater than five percent (5%) is discovered in favor of the auditing party), and (iii) is conducted only after the auditing party has given thirty (30) days' prior written notice. The auditing party shall bear the full cost and expense of such audit, unless a discrepancy in excess of five percent (5%) in favor of the auditing party is discovered, in which event the audited party shall bear the full cost and expense of such audit. Regardless of the amount of discrepancy discovered, all discrepancies (and interest thereon) shall be due and payable within thirty (30) days after the Party receives notice thereof.
      Product Supplied for Clinical Trials, Promotional and Humanitarian Uses. The Executive Steering Committee shall determine the quantity of each Product to be used for clinical trials and investigational IND's (as that term is defined by the FDA). Product supplied for such purposes shall be without charge hereunder except as provided in this Section 6.14. Such Product shall be supplied at its Manufacturing Cost, and the cost shall be treated (and allocated between the Parties) as Development Costs; no Supplemental Fee, Commissions, or other payment shall be due under this Agreement in respect of such use and any Product used for such purpose shall not be included in calculation of Net Distribution Margin.
    Product Development
      Development Obligations
        CycloStat System. Abbott Pharmaceutical Products Division shall introduce and facilitate discussions between SangStat and Abbott Diagnostic Division with respect to co-development, marketing and promotion of the CycloStat System.
        Products. As directed by the Executive Steering Committee, the Parties shall conduct Phase IV marketing support trials for the Products (after obtaining Regulatory Approval of such Products) to enhance the marketing and development of the Products in the Territory.
      Development Costs. The Parties shall share the Development Costs for the Products as set forth below. Except as set forth in this Section 7.2, no payments for Development Costs shall be incurred with respect to a Product until the earlier of Regulatory Approval of such Product for Gengraf and Sang-2000 or the Effective Date for SangCya and CycloTech.
        Sang-2000. Beginning in calendar year 2000, SangStat shall be responsible for sixty percent (60%) and Abbott shall be responsible for forty percent (40%) of post-Regulatory Approval Development Costs for Sang-2000 (if it is the first Capsule Product to receive Regulatory Approval, otherwise the Parties shall not share the Development Costs for Sang-2000).
        Gengraf. Beginning in calendar year 2000 SangStat shall be responsible for forty percent (40%) and Abbott shall be responsible for sixty percent (60%) of Development Costs for Gengraf (if it is the first Capsule Product to receive Regulatory Approval otherwise the Parties shall not share the Development Costs for Gengraf). Notwithstanding the foregoing, SangStat shall be responsible for forty percent (40%) of Development Costs for Gengraf up to a maximum amount of [ * ] for the first calendar quarter of 2000 even if Gengraf does not have Regulatory Approval prior to March 31, 2000. If Gengraf does not have Regulatory Approval by March 31, 2000, SangStat shall have no further obligation to pay for any Development Costs for Gengraf until Gengraf obtains Regulatory Approval and then on a pro-rata basis for the remainder of calendar year 2000 using the percentages set forth in this Section 7.2.2.
        SangCya and CycloTech. In calendar year 1999, SangStat shall be responsible for sixty-five percent (65%) and Abbott shall be responsible for thirty-five (35%) of Development Costs for SangCya and CycloTech. Beginning in calendar year 2000, SangStat shall be responsible for seventy-five (75%) and Abbott shall be responsible for twenty-five (25%) of Development Costs for SangCya and CycloTech. Beginning in calendar year 2001 and thereafter, SangStat shall be responsible for eighty percent (80%) and Abbott shall be responsible for twenty percent (20%) of Development Costs for SangCya and CycloTech.
        1999 and 2000 Budgets. The calendar year 1999 and calendar year 2000 budget for Development Costs are set forth below:

	Oral Solution Product/CycloTech	Capsule Product
1999	$ [ * ]	$ [ * ]
2000	$ [ * ]	$ [ * ]

      The 1999 budget for SangCya and CycloTech shall be pro-rated for the calendar year based on the Effective Date. For example, if the Effective Date is June 1, 1999, then the calendar year 1999 budget for Development Costs for SangCya and CycloTech would be [ * ]. The Executive Steering Committee may revise such budgets based on the written agreement of the Parties. Any such revision shall be documented and signed by the Parties. Except for the calendar year 1999 and calendar year 2000 budgets, which are set forth above, the Executive Steering Committee shall meet and agree upon the budget for the Development Costs for SangCya, CycloTech and the Capsule Product for the upcoming calendar year within ninety (90) days prior to the end of each calendar year.

      Obligations. Each party may, upon mutual agreement of the Parties, support the other by performing on the other's behalf certain of the other's obligations under Section 7.1.2, as applicable. The Parties also shall keep each other informed of expected dates of Regulatory Approvals for the Products as soon as they become aware of such information, in order to allow planning and co-ordination of pre-launch activities and Product manufacturing planning.
      Regulatory Approvals. Except as expressly agreed upon by the Executive Steering Committee, or otherwise expressly set forth in this Agreement, each Party shall be fully responsible for obtaining all necessary and applicable legal and regulatory approvals, including the Regulatory Approvals, and for compliance with all Legal Requirements necessary to manufacture and commercially market, (i) with respect to Abbott, Gengraf, and (ii) with respect to SangStat, SangCya, CycloTech and Sang-2000.
    Trademarks

    The first Capsule Product to receive Regulatory Approval and be launched by the Parties shall be labeled, marketed and promoted by the Parties under a trademark to be selected no later than approximately thirty (30) days prior to the anticipated date of Regulatory Approval by the ANDA holder in its sole discretion and owned by the ANDA holder of such Product, provided the ANDA holder shall consult with the Executive Steering Committee with respect to selection of such trademark taking into account the brand recognition for the trade name of "SangCya" and "Gengraf." If the first Capsule Product is thereafter subject to a Sales Restraint, and the Parties launch the other Capsule Product, such other Capsule Product shall be marketed under a trademark to be developed and approved by the Executive Steering Committee and which trademark shall be owned by its ANDA holder. If Gengraf is the first Capsule Product to receive Regulatory Approval and the Executive Committee selects "SangCya" as the trademark to be used with respect to Gengraf, SangStat shall grant to Abbott, and Abbott shall accept, a limited, non-exclusive, non-transferable, non-sublicensable, royalty-free license to use the SangCya trademark, but only on the packaging, labeling and promotional materials for Gengraf and as otherwise directed by SangStat in writing. The Capsule Product that is launched by the Parties shall contain the name and other information of the Supplier as well as Distributor and any reasonable patent or patent application notices of the Supplier. The Parties, through the Co-Promotion Committee, shall agree upon the placement and attributes of such information. The trade packs of each Product and Stock Package Request Units shall be in the trade dress of the ANDA holder.

    Supply of Finished Capsule Product
      Exclusivity. If Gengraf is the first Capsule Product to receive Regulatory Approval, then in accordance with the terms of this Agreement, Abbott shall fill SangStat's orders for Gengraf for the Territory. Abbott shall be the exclusive supplier of Gengraf in the Territory, including all bulk cyclosporine to be manufactured for use in such Gengraf. If Sang-2000 is the first Capsule Product to receive Regulatory Approval, then SangStat shall fill Abbott's orders for Sang-2000 for the Territory. SangStat shall be Abbott's exclusive supplier of Sang-2000 in the Territory. Neither Abbott nor its Affiliates shall manufacture or have manufactured any Product (whether or not it receives Regulatory Approval) for distribution or sale by any other party (including Abbott and its Affiliates) within the Territory except pursuant to this Agreement. Neither SangStat nor its Affiliates shall manufacture or have manufactured any Product (whether or not it receives Regulatory Approval) for distribution or sale by any other party (including SangStat and its Affiliates) within the Territory except pursuant to this Agreement, provided however the Parties recognize that SangStat shall distribute SangCya and CycloTech pursuant to the terms of this Agreement. This Section 9.1 shall not apply with respect to CycloTech for use with products other than (i) Products or (ii) Other Cyclosporine Products.
      Forecasting/Ordering
        Gengraf. SangStat shall develop jointly with Abbott (i) at least three (3) full calendar quarters prior to the calendar quarter in which the first commercial sale of Gengraf is projected to occur, a non-binding, good faith forecast of SangStat's quantity requirements for Gengraf for the calendar quarter in which the first commercial sale of Gengraf is projected to occur and (ii) a non-binding, good faith forecast of its quantity requirements for Gengraf for the subsequent three (3) calendar quarters. At least one (1) full calendar quarter prior to the calendar quarter in which the first commercial sale of Gengraf is projected to occur, SangStat's shall deliver to Abbott (i) its firm order and requested delivery dates for Gengraf for such calendar quarter and (ii) a non-binding, good faith forecast of its quantity requirements for Gengraf for the subsequent three (3) calendar quarters. SangStat shall deliver to Abbott within ten (10) days after the beginning of each calendar quarter, SangStat's firm order and requested delivery dates for Gengraf for the next calendar quarter and its binding, good faith forecast of its quantity requirements for Gengraf for the subsequent three (3) calendar quarters.
        Sang-2000. If it appears Sang-2000 will or if Sang-2000 is the first Capsule Product to receive Regulatory Approval, Abbott shall develop jointly with SangStat (i) at least three (3) full calendar quarters prior to the calendar quarter in which the first commercial sale of Sang-2000 is projected to occur, a non-binding, good faith forecast of Abbott's quantity requirements for Sang-2000 for the calendar quarter in which the first commercial sale of Sang-2000 is projected to occur and (ii) a non-binding, good faith forecast of its quantity requirements for Sang-2000 for the subsequent three (3) calendar quarters. At least one (1) full calendar quarter prior to the calendar quarter in which the first commercial sale of Sang-2000 is projected to occur, Abbott shall deliver to SangStat (i) its firm order and requested delivery dates for Sang-2000 for such calendar quarter and (ii) a non-binding, good faith forecast of its quantity requirements for Sang-2000 for the subsequent three (3) calendar quarters. Abbott shall deliver to SangStat within ten (10) days after the beginning of each calendar quarter, Abbott's firm order and requested delivery dates for Sang-2000 for the next calendar quarter and its binding, good faith forecast of its quantity requirements for Sang-2000 for the subsequent three (3) calendar quarters.
        Limitation. No Supplier shall be required to accept a purchase order for any calendar quarter to the extent that it is in excess of one hundred and twenty-five percent (125%) of the most recent forecast for such calendar quarter. The Parties shall work together to manage any significant increase in wholesaler orders as a result of Year 2000 loading of Products.
      Manufacturing Capacity
        Gengraf. In order to fulfill SangStat's orders for Gengraf under this Agreement, Abbott shall use Commercially Reasonable Efforts to secure sufficient manufacturing capacity to launch and market Gengraf in the Territory with approximately [ * ] tons of bulk cyclosporine capacity available on an annual basis for Gengraf for distribution and sale in the Territory by December 31, 2001.
        Sang-2000. If Sang-2000 is the first Capsule Product to receive Regulatory Approval, then SangStat shall use Commercially Reasonable Efforts to secure sufficient manufacturing capacity to launch and market Sang-2000 in the Territory with approximately [ ] tons of bulk cyclosporine capacity available on an annual basis for Sang-2000 for distribution and sale in the Territory by December 31, 2001.
        Additional Suppliers. The Parties shall work to determine additional sources of supply of cyclosporine to address any unexpected increase in the forecast or market for the Capsule Product (whether such Product is Sang-2000 or Gengraf). In particular, SangStat shall endeavor to arrange for the Parties to meet with SangStat's primary supplier of bulk cyclosporine for the purposes of ensuring that the Parties have access to additional quantities of bulk cyclosporine.
    Inventory of Products

    Supplier shall be responsible for maintaining adequate inventories of the Capsule Product based on the good faith forecast agreed to by the Parties in accordance with Section 9.2; Distributor shall be responsible for maintaining adequate inventories of Products for distribution to customers as provided hereunder. For purposes of this Section, "adequate inventories" shall mean inventories of such Product that are consistent with current practices for such Party's other currently marketed products.

    Supply of Bulk Product By Abbott

    Pursuant to the terms of the Amended and Restated Supply Agreement attached hereto as Exhibit F, Abbott shall supply bulk cyclosporine to SangStat for use in the manufacture of Cyclosporine Formulations (as defined in the Amended and Restated Supply Agreement).

    Ownership and Confidentiality
      Ownership. As between the Parties, each party will be the sole owner of the intellectual property rights in any invention of which only its employees and its third party contractors are inventors and each party will jointly own the intellectual property rights in all inventions of which its and the both Parties employees or contractors are joint inventors. Any assignments necessary to accomplish the foregoing are hereby made and each party will execute such further documents as may be reasonably requested by the other with respect thereto. Jointly owned inventions may be exploited and non-exclusively licensed to third parties by either party without accounting to or further approval of the other party either during the term of this Agreement or thereafter. Neither party will be obligated under this Agreement to obtain intellectual property licenses from third parties.
      Covenant Not to Sue. Neither Party nor its Affiliates shall during the term of this Agreement and thereafter assert any claim against the other Party or any of its Affiliates that the sale of such other Party's (or its Affiliate's) Product(s) or Other Cyclosporine Product(s) in the Territory infringes such Party's intellectual property.
      Proprietary Information. Each Party agrees that all inventions, processes, materials, chemicals, know-how and ideas and all other business, technical and financial information they obtain from the other are the confidential property of the disclosing party ("Proprietary Information" of the disclosing party). Except as expressly allowed in this Agreement, the receiving Party will hold in confidence and not use or disclose any Proprietary Information of the disclosing Party and shall similarly bind its employees in writing. The receiving Party shall not be obligated under this Section 12.3 (i) beyond five years after termination of this Agreement, or (ii) with respect to information the receiving Party can document:
          is or has become readily publicly available through no fault of the receiving Party or its employees or agents; or
          is received from a third party lawfully in possession of such information and lawfully empowered to disclose such information and provided the receiving party abides by all restrictions imposed by such third party; or
          was rightfully in the possession of the receiving party prior to its disclosure by the disclosing party without restriction; or
          was independently developed by employees or consultants of the receiving party who did not have access to such Proprietary Information; or
          was required to be disclosed by law, provided that the receiving party gave the disclosing party notice of any required disclosure, and the opportunity to limit such disclosure as permitted under applicable law and regulation.
    Limited Liability

    NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, UNLESS SUCH DAMAGES ARE AWARDED UNDER A CLAIM FOR WHICH SUCH PARTY HAS AGREED TO INDEMNIFY THE OTHER.

    Term and Termination
      Term. Unless terminated earlier as provided herein, this Agreement will have an initial term commencing on the Effective Date and ending December 31, 2004.
      For Cause. This Agreement may be terminated in its entirety by a Party for cause immediately upon the occurrence of any of the following events:
        Ceases to do Business. If the other Party ceases to do business, or otherwise terminates its business operations;
        Material Breach. If the other Party commits a material breach of a material provision of this Agreement, subject to following the following procedures: it is the Parties' express intent that consideration shall first and foremost be given to remedying any breach of this Agreement through the payment of monetary damages or such other legal or equitable remedies as shall be appropriate under the circumstances and that there shall only be a limited right to terminate this Agreement under the following circumstances as a matter of last resort. In the event that the Neutral, in accordance with the procedures set forth in Exhibit E, has rendered a ruling that a Party has materially breached a material provision of this Agreement, which ruling specified the remedies imposed on such breaching Party for such breach and such remedies did not include termination (the "Adverse Ruling"), and the breaching Party has failed to comply with the terms of the Adverse Ruling within the time period specified therein for compliance, where Abbott has been found to have breached a material obligation under this Agreement and has failed to comply with the Adverse Ruling, SangStat may terminate this Agreement by delivering written notice to Abbott after the expiration of the period to comply; where SangStat has been found to have breached a material obligation under this Agreement and has failed to comply with the Adverse Ruling, Abbott may, upon written notice to SangStat after the expiration of the period to comply, Abbott may terminate this Agreement by delivering written notice to SangStat after the expiration of the period to comply.
        Bankruptcy. If the other Party shall seek protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other Party.
      Regulatory Issues. Either party may terminate this Agreement without cause upon sixty (60) days' prior written notice if no Capsule Product has obtained U.S. Regulatory Approval by December 31, 2001.
      Certain Acquisitions. Either party may terminate this Agreement without cause upon thirty (30) days prior written notice should the other party either be acquired (whether by acquisition of stock, assets or otherwise) or announce that it will be acquired by (i) the NDA holder for Neoral and/or Sandimmune, or (ii) any licensee of the NDA holder for Neoral and/or Sandimmune or (iii) any Affiliate of (i) or (ii) (any of (i), (ii) or (iii), the "Acquiror"). The current NDA holder for Neoral and Sandimmune is Novartis. If SangStat is acquired by the Acquiror within twenty-four (24) months after the Launch Date of the first Capsule Product, then upon SangStat becoming an Affiliate of such Acquiror, SangStat shall pay to Abbott an amount equal to any and all milestones previously paid to SangStat by Abbott under this Agreement.
      Effect of Termination. The following provisions shall survive the termination or expiration of this Agreement: Sections 1 (Definitions), the last sentence of 3.1.3 and 3.2.3 (with respect to any final report of Physician Details only), the seventh sentence of 3.3.2, 12, 13,14.5, 14.6, 14.7, 14.8, 14.10, 14.11, 14.12, 16, 17.2, 17.3, 17.4, 17.8, 18.4, 18.5, 18.12 and 18.13. Each party will promptly return all Proprietary Information of the other (and all copies and abstracts thereof) that it is not entitled to use under the surviving terms of this Agreement. Any termination of this Agreement does not affect the status of Amended and Restated Supply Agreement attached as Exhibit F and the Stock Purchase Agreement and related documents attached as Exhibit G.
      Pending Orders and Inventory. The Party exercising its right to terminate this Agreement or the ANDA holder of the Product in the case of expiration of this Agreement may, at its option, either (i) cancel any pending firm orders, or (ii) elect to supply and/or purchase Product, as the case may be, under a firm order. In addition, such Party (the ANDA holder, in the case of expiration, and the terminating Party in all other cases), may repurchase all inventory of Product (if any) from the other Party or allow the other Party to sell off such remaining inventory at commercially reasonable prices. The Parties shall grant each other any necessary rights to sell off the inventory of Product.
      Effect of Termination for Breach. If the Agreement is terminated by Abbott for breach pursuant to Section 14.2, SangStat shall pay as minimum damages three million five hundred thousand dollars (U.S. $3,500,000) concurrent with the termination of the Agreement by Abbott following the procedures set forth in Section 14.2. In addition, Abbott may pursue the collection of any additional damages, including all milestones paid whether or not identified as non-refundable, pursuant to the dispute resolution procedures of Exhibit E.
      Effect of Termination for Failure to Obtain Regulatory Approval. In the event of termination of this Agreement without cause pursuant to Section 14.3, SangStat shall pay to Abbott four million dollars (U.S. $4,000,000) within sixty (60) days following termination of the Agreement.
      Right to Promote Capsule Product. Unless this Agreement terminates earlier in accordance with its terms, the Parties may, commencing no earlier than July 1, 2004 (i.e., six months prior to expiration of this Agreement) each elect to promote (but not sell or distribute) its own Capsule Product during the remainder of the term of this Agreement; provided, however, that each Party must continue to meet its obligations under this Agreement including but not limited to the Abbott Detailing Commitment and the SangStat Detailing Commitment, as the case may be.
      Repayment of Loan. If this Agreement terminates prior to December 31, 2004 for any reason other than due to breach of the Agreement by Abbott, and there remains principal and accrued interest due under the Loan, the Loan (including all outstanding principal and accrued interest) shall be due and payable sixty (60) days following termination of the Agreement. If the Agreement terminates due to breach of the Agreement by Abbott, then interest and principal under the Loan shall remain payable in accordance Section 6.2.
      Additional Remedies. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available, subject to being awarded pursuant to the dispute resolution procedures of Exhibit E.
      Accrued Rights and Obligations. Termination of this Agreement shall not relieve the Parties hereto of any liability that accrued hereunder prior to the effective date of such termination and shall not prejudice either Party's right to obtain performance of any obligation provided for in this Agreement which expressly survives termination.
    Warranty and Warranty Disclaimers
      Abbott. Abbott warrants that:
        Supplied Product. Gengraf will conform in all respects to the specifications therefor included in the Regulatory Approval, as then in effect (which, upon such approval shall be attached hereto as an exhibit), and shall be manufactured in accordance with current Good Manufacturing Practices. Such warranty does not apply to Products that have been mishandled, mistreated or maintained or stored other than in conformity with Abbott's instructions.
        No Infringement. To the best of its knowledge, the manufacture, distribution or use of Gengraf in the Territory will not infringe or otherwise violate any intellectual or proprietary rights of any person.
        Regulatory. It has filed an ANDA for Gengraf and reasonably believes in good faith that Gengraf will receive Regulatory Approval with an AB rating equivalent to Neoral before March 30, 2000.
        Title. To the best of its knowledge, after due investigation, Abbott has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights and other proprietary rights necessary for the business covered by this Agreement as now conducted without conflict with or violation of the rights of others.
        No Violation. Abbott has not received any communication alleging that Abbott has violated or, by conducting its business in the Territory as proposed, would violate any cyclosporine-related patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any third party.
      SangStat. SangStat warrants that:
        Supplied Product. SangCya, CycloTech, and Sang-2000 will conform in all respects to the specifications therefor included in the Regulatory Approval, as then in effect (which, upon such approval shall be attached hereto as an exhibit), and shall be manufactured in accordance with current Good Manufacturing Practices. Such warranty does not apply to Products that have been mishandled, mistreated or maintained or stored other than in conformity with SangStat's instructions.
        No Infringement. To the best of its knowledge, the manufacture, distribution or use of SangCya in the Territory does not, and Sang-2000 will not infringe or otherwise violate any intellectual or proprietary rights of any person. Abbott acknowledges that it is aware that Novartis has filed a lawsuit against SangStat with respect to SangCya.
        Regulatory. SangStat warrants that it expects to file an ANDA for Sang-2000 on or before June 30, 1999.
        Title. To the best of its knowledge, after due investigation, SangStat has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights and other proprietary rights necessary for the business covered by this Agreement as now conducted without conflict with or violation of the rights of others.
        No Violation. Except for litigation involving Novartis identified in Section 15.2.2, SangStat has not received any communication alleging that SangStat has violated or, by conducting its business in the Territory as proposed, would violate any cyclosporine-related patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any third party.
      Promotional. If Gengraf is the Capsule Product launched by the Parties, SangStat shall not make any claims, representations or warranties directly or indirectly to any third party about Gengraf except as specified in the Gengraf labeling. If Sang-2000 is the Capsule Product launched by the Parties, Abbott shall not make any claims, representations or warranties directly or indirectly to any third party about Sang-2000, SangCya, and CycloTech except as specified in the applicable labeling therefor.
    Indemnification
      Abbott Indemnity
        Infringement. Abbott shall hold SangStat and its officers, directors, agents and employees harmless from all liability, costs and damages (including attorneys' fees) arising from or relating to a claim of infringement by Products, for which Abbott is the ANDA holder, of any patent, copyright, trademark or misappropriation of any third party trade secrets, provided Abbott is promptly notified of any and all threats, claims and proceedings related thereto and given reasonable assistance and the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise. Abbott shall not be responsible for any settlement it does not approve in writing.
        Product Liability. Abbott shall hold SangStat and its officers, directors, agents and employees harmless from all liability, costs and damages (including attorneys' fees) arising from or relating to any claim of personal injury or death arising from or relating to Products for which Abbott is the ANDA holder, provided Abbott is promptly notified of any and all threats, claims and proceedings related thereto and given reasonable assistance and the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise. Abbott shall not be responsible for any settlement it does not approve in writing.
        General. Abbott shall hold SangStat and its officers, directors, agents and employees harmless from all liability, costs and damages (including attorneys' fees) arising from or relating to (i) Abbott's breach of any representation, warranty, covenant, or other obligation provided for in this Agreement; and (ii) the negligence, recklessness or willful misconduct of Abbott, its Affiliates, their directors, officers or employees, or Abbott Sales Representatives and/or managed care executives, including, but not limited to, product liability claims arising out of out-of-label promotions by Abbott, its Affiliates, their directors, officers or employees, or Abbott Sales Representatives and/or managed care executives, and (iii) SangStat's distribution of any promotional materials approved by Abbott, provided such distribution is in accordance with the terms of this Agreement, provided Abbott is promptly notified of any and all threats, claims and proceedings related thereto and given reasonable assistance and the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise. Abbott shall not be responsible for any settlement it does not approve in writing.
      SangStat Indemnity
        Infringement. SangStat shall hold Abbott and its officers, directors, agents and employees harmless from liability, costs and damages (including attorneys' fees) arising from or relating to a claim of infringement by the Products, for which SangStat is the ANDA holder, of any patent, copyright, trademark or misappropriation of any third party trade secrets, provided SangStat is promptly notified of any and all threats, claims and proceedings related thereto and given reasonable assistance and the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise. SangStat shall not be responsible for any settlement it does not approve in writing.
        Product Liability. SangStat shall hold Abbott and its officers, directors, agents and employees harmless from all liability, costs and damages (including attorneys' fees) arising from or relating to any claim of personal injury or death arising from or relating to the Products for which SangStat is the ANDA holder, provided SangStat is promptly notified of any and all threats, claims and proceedings related thereto and given reasonable assistance and the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise. SangStat shall not be responsible for any settlement it does not approve in writing.
        General. SangStat shall hold Abbott and its officers, directors, agents and employees harmless from all liability, costs and damages (including attorneys' fees) arising from or relating to (i) SangStat's breach of any representation, warranty, covenant or other obligation provided for in this Agreement, (ii) the negligence, recklessness or willful misconduct of SangStat, its Affiliates, their directors, officer or employees, or SangStat Sales Representatives and/or managed care representatives, including, but not limited to claims arising out of out-of-label promotions by SangStat, its Affiliates, their directors, officers or employees, or SangStat Sales Representatives and/or managed care representatives, and (iii) Abbott's distribution of any promotional materials approved by SangStat, provided such distribution is in accordance with the terms of this Agreement, provided SangStat is promptly notified of any and all threats, claims and proceedings related thereto and given reasonable assistance and the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise. SangStat shall not be responsible for any settlement it does not approve in writing.
    Adverse Events, Recalls and other Regulatory Matters
      Adverse Reaction Reporting. Each Party shall inform the other of information in or coming into its possession or control concerning side effects, injury, toxicity or sensitivity reaction and incidents of severity thereof associated with commercial and clinical uses, studies, investigations or tests of each Product (in humans), in the Territory, whether or not determined to be attributable to the Product. During the Term, each Party shall notify the applicable drug surveillance department of the holder of the ANDA (the Medical Services Department, in the case of Abbott) for the Product within twenty-four (24) hours, by facsimile only, and after a responsible employee of such Party first becomes aware of any adverse drug experience involving Product. In addition, the holder of the ANDA for each Product shall keep the other Party advised with respect to information concerning the safety or efficacy of the Products. On the written request of the Party which is not the holder of the ANDA with respect to any Product, the holder of the ANDA shall supply derailed information regarding such safety, efficacy and medical information issues, including, if requested, copies of safety reports filed with the FDA.
      Product Information Requests. Information concerning any complaints, medical inquiries and/or drug information requests from consumers, physicians or other Third Parties received by a Party regarding a Product shall be forwarded to the Drug Information Department of the Party which is the holder of the ANDA for such Product within twenty-four (24) hours of such Party's receipt of the request. The Drug Information Department of the holder of the ANDA for such Product shall respond to such complaints, inquiries and requests, if necessary, in accordance with such Department's usual and customary procedures. The holder of the ANDA for a Product shall supply the other Party, for such Party's information only, with copies of its standard response information for the Products as well as any updates thereto. Any patient inquires or requests received by a Party shall be forwarded to the holder of the ANDA with respect to the Product related to such request.
      Governmental Reports. The holder of the ANDA for each Product shall be responsible for filing with the FDA adverse reaction reports that it receives directly from third parties and any adverse reaction reports it receives from the other Party.
      Product Recall. The Distributor of any Product shall have an established system to ascertain all recipients of Product by lot number and quantity. In the event that either Party determines that an event, incident or circumstance has occurred which may result in the need for a recall or other removal of any Product, or any lot or lost thereof, from the market, such Party shall advise the other and the Parties shall consult with respect thereto. The Party that is the holder of the ANDA for such Product shall have the sole authority to decide whether a recall or other removal of such Product shall be made. Except as provided below, if the holder of such ANDA recalls or otherwise removes such Product or any lot or lots thereof from the market, such Party shall bear all costs and expenses of such recall or removal, including, without limitation, expenses and other costs or obligations to third parties. The cost and expense of notifying customers and the costs and expenses associated with the shipment of the recalled Product and the cost and expense of destroying the Product removed from the market, if necessary. Any such recall or removal costs, expenses or obligations shall be borne by the other Party (i.e., the Party which is not the holder of the ANDA for such Product) only to the extent that the recall or removal results from such Party's: (i) improper distribution, storage or shipment or the Product, (ii) improper sampling practices or mishandling of Sample Units; (iii) Co-Promotion of the Product in a manner inconsistent with the Product's labeling; or (iv) violation of this Agreement. In the event of a recall, each Party shall promptly meet and discuss in good faith whether the Parties' Detailing obligations should be adjusted.
      Procedures. Within thirty (30) days after the Execution Date, representatives from the drug safety and medical information departments of each Party shall meet to establish procedures to accomplish the obligations set forth in this Article 19.
      Governmental Contact Reporting. Each Party shall promptly notify the other Party, as well as such other Party's general counsel, as from time to time made know to such Party, upon being contracted by the FDA or any other federal, state or local governmental agency for any regulatory purpose pertaining to this Agreement or to the Products. If practical the Party receiving such contact shall notify the other Party within twenty-four (24) hours. The Party receiving notice from such agency shall provide the other Party with prompt written notice of any inquiries from, or positions taken by, the FDA or any other federal, state or local governmental agencies which may affect the co-promotion or distribution of any Product.
      Product Registration. During the Term, the holder of the ANDA shall, at its own expense, obtain and thereafter maintain all regulatory approvals necessary for the marketing of each of the Products in the Territory. The holder of the ANDA shall maintain product and establishment regulations under 21 C.F.R. Part 207, Subparts C and D, for the Products.
      Records Retention. Each Party shall keep for five (5) years (or longer, if required by any regulatory authorities) after termination of this Agreement records of all Product sales and customers sufficient to adequately administer a recall of any Product and to fully cooperate in any decision by the Parties to recall, retrieve and/or replace any Product.
    General
      Entire Agreement. This Agreement, together with the Exhibits attached hereto and incorporated herein by this reference, represents the entire understanding as of the Effective Date between the Parties with respect to the matter hereof, and supersedes all prior agreements, negotiations, understandings, representations, and statements, whether written or oral, between the Parties relating thereto. All goods provided hereunder shall be subject to and governed by the terms and provisions set forth herein, and none of the terms and conditions contained on any proposal, purchase order, invoice, or other writing, shall have any effect or change the provisions of this Agreement.
      Modifications in Writing. No modification, alteration, waiver, or change in any of the terms of this Agreement shall be valid or binding upon the Parties hereto unless made in writing and duly executed by each of the Parties hereto.
      No Waiver. Any waiver on the part of either party of any breach or any right or interest hereunder shall not imply the waiver of any subsequent breach or waiver of any other right or interest.
      Governing Law/Attorneys' Fees. This Agreement shall be governed by and construed under the laws of the State of New York and the United States without regard to conflicts of law provisions thereof. The Parties hereby expressly exclude the United Nations Convention on Contracts for the International Sale of Goods.
      Headings. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.
      Notices. Notices under this Agreement shall be sufficient only if personally delivered, delivered by a major commercial overnight courier service or mailed by certified or registered mail, return receipt requested to a Party at the addresses set forth above or as amended by notice pursuant to this subsection, to the attention of the President, CAPD and President, Pharmaceutical Products Division in the case of Abbott and to the attention of the Chief Executive Officer and General Counsel in the case of SangStat. If not received sooner, notice by mail shall be deemed received 5 days after deposit in the U.S. mails and notice by overnight courier shall be deemed received on the next business day.
      Severability. If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.
      Independent Contractor. The Parties hereto expressly understand and agree that the other is an independent contractor in the performance of each and every part of this Agreement, is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith.
      Assignability. This Agreement and the rights and obligations hereunder are not transferable or assignable without the prior written consent of the Parties hereto, except for rights to payment and except for all of its rights and obligations, which may be transferred or assigned without consent to a person or entity who acquires all or substantially all of the assets or business of a party, whether by sale, merger or otherwise, except in the case of an acquisition by an Acquiror. Notwithstanding the foregoing, either party hereunder may delegate its rights and obligations to an Affiliate for the period of time during which such party remains an Affiliate; provided such Party shall remain responsible for its Affiliates' performance hereunder.
      Public Statements. Except to the extent necessary under applicable laws or for ordinary marketing purposes, the Parties agree that no press releases or other publicity relating to the substance of the matters contained herein will be made without joint approval. A press release announcing this Agreement will be jointly developed and shall be released by the Parties upon full execution of this Agreement. Each of the Parties may not use and disclose any information contained in such press release (or subsequent, agreed upon press releases) without the prior consent of the other Party. Prior to the submission of this document to the Securities and Exchange Commission, SangStat shall allow Abbott an opportunity to review and recommend redactions to the Agreement. SangStat shall endeavor, in its reasonable discretion, to include Abbott's recommendations in its submission. SangStat must receive comments from Abbott by no later than May 11, 1999.
      Force Majeure. No liability or loss of rights hereunder shall result to either party from delay or failure in performance (other than payment) caused by force majeure, that is, circumstances beyond the reasonable control of the party affected thereby, including, without limitation, acts of God, fire, flood, war, government action, compliance with laws or regulations (including, without limitation, those related to infringement), strikes, lockouts or other serious labor disputes.
      Remedies. Except as otherwise expressly stated in this Agreement, the rights and remedies of a party set forth herein with respect to failure of the other to comply with the terms of this Agreement (including, without limitation, rights of full termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.
      Alternative Dispute Resolution. The Parties agree to effectuate all reasonable efforts to resolve in an amicable manner any and all disputes between them in connection with this Agreement. The Parties agree that any dispute that arises in connection with this Agreement, which cannot be amicably resolved informally shall be finally settled as set forth in the Alternative Dispute Resolution provisions of Exhibit E.
      Compliance with Laws. Each Party shall comply with all Legal Requirements in the Territory.
      Counterparts. This Agreement may be executed in any number of counterparts and may be executed by facsimile. All counterparts shall collectively constitute one and the same Agreement.

Abbott Laboratories Inc.	SangStat Medical Corporation
Arthur Higgins Senior Vice President	Jean-Jacques Bienaimé President and Chief Executive Officer

[ * ] This information has been omitted based on a request for confidential treatment. The non-public information has been filed separately with the SEC.

CONFIDENTIAL TREATMENT REQUESTED - EDITED COPY

[ * ] This information has been omitted based on a request for confidential treatment. The non-public information has been filed separately with the SEC.

Exhibit A

Description Of Products

SangStat's 50 ml cyclosporine oral solution [[SangCya cyclosporine oral solution package insert]]

SangStat's 25mg and 100mg cyclosporine capsule dosage [[a copy ANDA approval letters and package inserts to be incorporated upon receipt]]

SangStat's CycloTech device for use with SangCya [[CycloTech package insert]]

Abbott's 25mg and 100mg cyclosporine capsule dosage [[a copy ANDA approval letters and package inserts to be incorporated upon receipt]]

[ * ] This information has been omitted based on a request for confidential treatment. The non-public information has been filed separately with the SEC.

CONFIDENTIAL TREATMENT REQUESTED - EDITED COPY

[ * ] This information has been omitted based on a request for confidential treatment. The non-public information has been filed separately with the SEC.

Exhibit B

Marketing/Sales Activities to be Considered
for Inclusion in the Co-Promotion Plan
  Conduct marketing research to further define Product positioning.
  Develop and implement a marketing strategy for the Products.
  Promote the Products using all appropriate means, including, but not limited to, journal advertising, sample placement, consumer advertising such as direct mail or TV promotion, detailing literature, and store promotion such as displays and promotional allowances, as determined by the Co-Promotion Committee.
  Provide Physician Details and Sales Calls to the following audiences
    Applicable Specialists (i.e., Members of the Transplant Team including Transplant Surgeons, Transplant Physicians, Transplant Coordinators, Transplant Nurses, and Transplant/Hospital Pharmacists and Members of Transplant Provider Groups that follow Transplant Patients outside of Transplant Centers including Transplant Nephrologists, Cardiologists, Hepatologists, Nurses, Coordinators, and Pharmacists.)
    Managed Care Organizations
  Consider Physician Details and Sales Calls to the following audiences
    Applicable Primary Care Physicians (GP, FP, IM, DO and pediatricians)
  Initiate and maintain professional and consumer public relations programs in order to make healthcare professionals, transplanted patients, and the general public aware of the Products and their benefits.
  Develop programs that provide ongoing support and motivation to utilize the Products in an optimal manner.
  Implement strategies for Product reimbursement in managed care organizations, government healthcare programs, and other payer and provider organizations.
  Train sales organization on the Product technology, appropriate clinical utilization and competition.
  Implement a convention promotion program to generate Product interest.
  Design, implement and publish the results from clinical trials and studies that answer common questions from healthcare professionals about the Products, or demonstrate unique features and benefits of the technology.
  Design, implement and publish the results of ongoing clinical trials and studies that demonstrate the benefits of the Products from a clinical, quality of life and economic perspective.

[ * ] This information has been omitted based on a request for confidential treatment. The non-public information has been filed separately with the SEC.

CONFIDENTIAL TREATMENT REQUESTED - EDITED COPY

[ * ] This information has been omitted based on a request for confidential treatment. The non-public information has been filed separately with the SEC.

Exhibit C

Sales Support Plan

Abbott Detailing Commitment

	First Detail Year to be Pro-rated From SangCya Launch Date*		Second, Third, Fourth and Fifth Detail Year for Products
Product	Primary Physician Details	Total Physician Details [ * ]	Primary Physician Details	Total Physician Details [ * ]
Physician Details	[ * ]		[ * ]

SangStat Detail Commitment

	First Detail Year to be Pro-rated From SangCya Launch Date*		Second, Third, Fourth and Fifth Detail Year for Products
Product	Primary Physician Details	Total Physician Details [ * ]	Primary Physician Details	Total Physician Details [ * ]
Physician Details	[ * ]		[ * ]

*For example, if the SangCya Launch Date is July 1, 1999, then the number of Primary Physician Details for the First Detail Year shall be [ * ].

  The Detailing Commitments set forth above shall apply to SangCya and CycloTech until such time as a Capsule Product is launched, and shall thereafter apply, in the aggregate, to all Products.
  The numbers set forth above only reflect Physician Details. Abbott and SangStat Managed Care Organization account representatives shall also conduct Sales Calls under the direction of the Co-Promotion Committee.

_____________________

[ * ] This information has been omitted based on a request for confidential treatment. The non-public information has been filed separately with the SEC.

CONFIDENTIAL TREATMENT REQUESTED - EDITED COPY

[ * ] This information has been omitted based on a request for confidential treatment. The non-public information has been filed separately with the SEC.

Exhibit D

Managed Care Organizations with whom SangStat has on-going negotiations

[ * ]

[ * ] This information has been omitted based on a request for confidential treatment. The non-public information has been filed separately with the SEC.

CONFIDENTIAL TREATMENT REQUESTED - EDITED COPY

[ * ] This information has been omitted based on a request for confidential treatment. The non-public information has been filed separately with the SEC.

Exhibit E

Alternative Dispute Resolution

The parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement that relates to either party's rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution ("ADR") provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their equivalents) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to daysin this ADR provision are to calendar days).

If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

(a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

(b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

(c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

(d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

4. At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

(a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

(b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

(d) a brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

(a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

(b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

(c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

(d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

(e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

(b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

[ * ] This information has been omitted based on a request for confidential treatment. The non-public information has been filed separately with the SEC.

CONFIDENTIAL TREATMENT REQUESTED - EDITED COPY

[ * ] This information has been omitted based on a request for confidential treatment. The non-public information has been filed separately with the SEC.

Exhibit F

Amended and Restated Supply Agreement

[ * ] This information has been omitted based on a request for confidential treatment. The non-public information has been filed separately with the SEC.

CONFIDENTIAL TREATMENT REQUESTED - EDITED COPY

[ * ] This information has been omitted based on a request for confidential treatment. The non-public information has been filed separately with the SEC.

Exhibit G

Stock Purchase Agreement And Related Documents

[ * ] This information has been omitted based on a request for confidential treatment. The non-public information has been filed separately with the SEC.